Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2011, with respect to the statement of net assets available for benefits included in the Annual Report of Books-A-Million, Inc. 401(k) Profit Sharing Plan on Form 11-K as of December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Books-A-Million, Inc. on Forms S-8 (File No. 333-34384, effective date April 7, 2000 and File No. 333-173729, effective date April 26, 2011).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

June 28, 2012